EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 20, 2018

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
ANNOUNCES NEW CHIEF OPERATING OFFICER AND
OTHER EXECUTIVE MANAGEMENT CHANGES

Fairfield, New Jersey, June 20, 2018 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the "Company"), the holding company of Kearny Bank (the "Bank"), announced today that the Company's Board of Directors promoted Eric B. Heyer to Senior Executive Vice President and Chief Operating Officer. Mr. Heyer has served as the Company's Executive Vice President and Chief Financial Officer since April 2014, after previously serving the Company as Senior Vice President and Chief Financial Officer from April 2011 to April 2014.

Mr. Heyer will assume the responsibilities of William C. Ledgerwood, Senior Executive Vice President and Chief Operating Officer, who announced his retirement effective December 31, 2018. Mr. Heyer will begin his new position effective July 1, 2018, with Mr. Ledgerwood supporting this transition through the end of 2018.  Craig L. Montanaro, President and Chief Executive Officer said, "We thank Mr. Ledgerwood for all that he has accomplished during his distinguished tenure with the Company and look forward to working with him until his retirement later this year."

Additionally, Keith Suchodolski has been promoted to Executive Vice President and Chief Financial Officer effective July 1, 2018.  Mr. Suchodolski joined the Bank in 2013 and currently holds the position of Senior Vice President Corporate Finance and Chief Accounting Officer.  Mr. Montanaro said, "I am pleased to congratulate Mr. Heyer and Mr. Suchodolski on their promotions. We are fortunate to have such talented leaders within the Company to take on such critical roles and look forward to their continued contributions as we move forward."

About Kearny Financial Corp.
Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey. On April 2, 2018, the Company completed its merger with Clifton Bancorp Inc., the parent company of Clifton Savings Bank, a New Jersey stock savings bank.  At the time of closing, the combined company had $6.6 billion in total assets and a network of 54 branches located throughout northern and central New Jersey, Brooklyn and Staten Island, New York.